Exhibit 10.1

SUBORDINATED BUSINESS LOAN AGREEMENT

THIS SUBORDINATED BUSINESS LOAN AGREEMENT (as the same may be amended, restated, modified, or supplemented from time to time, this “Agreement”) dated as of November 5, 2024 (the “Effective Date”) among Agile Capital Funding, LLC as agent (in such capacity, together with its successors and assigns in such capacity, “Agent”), and Agile Lending, LLC, a Virginia limited liability company (“Lead Lender”) and each assignee that becomes a party to this Agreement pursuant to Section 12.1 (each individually with the Lead Lender, a “Lender” and collectively with the Lead Lender, the “Lenders”), and ENERGOUS CORPORATION, a Delaware corporation (“Parent”) and its subsidiaries (if any), and together with Parent, and the other entities shown as signatories hereto or that are joined from time to time as a Borrower, individually and collectively, jointly and severally (“Borrower”), provides the terms on which the Lenders shall lend to Borrower and Borrower shall repay the Lenders the loans described herein. The Agent, Lenders, and Borrower, are each referred to herein as a “Party” and collectively as the “Parties”. This Agreement is an amendment to the Subordinated Business Loan Agreement dated as of October 01, 2024 entered into by and among the Parties (the “First Agreement”). The Parties intending to be legally bound, hereby agree as follows:

1.	DEFINITIONS, ACCOUNTING AND OTHER TERMS

1.1 Capitalized terms used herein shall have the meanings set forth in Section 13 to the extent defined therein. All other capitalized terms used but not defined herein shall have the meaning given to such terms in the Code. Any accounting term used but not defined herein shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules thereto. Any section, subsection, schedule or exhibit references are to this Agreement unless otherwise specified.

2.	LOANS AND TERMS OF PAYMENT

2.1  Promise to Pay. Borrower hereby unconditionally promises to pay each Lender the outstanding principal amount of the Term Loan advanced to Borrower by such Lender and accrued and unpaid interest thereon and any other amounts due hereunder as and when due in accordance with this Agreement.

2.2	Term Loans.

(a)  Availability. The Lenders, relying upon each of the representations and warranties set out in this Agreement, as well as each of the representations, covenants and warranties set out in the other Loan Documents, hereby severally and not jointly agree with the Borrower that, subject to and upon the terms and conditions of this Agreement, the Lenders have previously advanced a term loan to the Borrower under the First Agreement in the aggregate principal amount of $525,000.00 (the “Initial Term Loan”), by wiring the funds to the Borrower’s Account. After providing the Initial Term Loan under the First Agreement, the total amount owed by the Borrower to the Lenders stands at $648,000.00 (the “Outstanding Initial Term Loan Amount”). Under this Agreement, the Lenders will advance an additional term loan of $997,000.00 to the Borrower, resulting in a total aggregate loan of $1,415,740.00 (the “Second Term Loan”). Notwithstanding the above, the Parties agree that the Borrower will repay the entire Outstanding Initial Term Loan Amount from the proceeds of the Second Term Loan, as outlined in Section 5.9 below. To simplify the funds transfer, the Lenders will wire a total of $301,000.00, as specified in Exhibit B-5, to satisfy the above requirements. After Borrower has made twelve (12) weekly amortization payments to the Lenders pursuant to Section 2.2(b) (or paid to the Lenders an amount equivalent to such twelve (12) weekly amortization payments), the Lenders shall advance additional term loans to the Borrower, upon Borrower’s written request, in the aggregate principal amount requested by the Borrower, by wiring funds to the Borrower’s Account; provided, however, that the aggregate principal amount of such additional term loans shall not exceed $1,600,000.00 (the “Additional Term Loan” and together with the Second Term Loan and the Initial Term Loan, the “Term Loan”). Upon the making of any Additional Term Loan, Borrower and Lenders shall amend the Term Loan Amortization Schedule in Exhibit B-5 to provide for the repayment of the Additional Term Loans in equal installments over twenty-eight (28) weeks on the same economic terms as Second Term Loan and the Initial Term Loan.

(b)  Repayment. Borrower agrees to pay all amounts owing pursuant to the terms of this Agreement, including any financing charge, specified fees, interest and any other charges that may be assessed as provided in this Agreement or as documented in the Business Loan Agreement Supplement (the “Supplement”), if any, or the Subordinated Promissory Note (as defined below). The Term Loan shall be repaid by Borrower on the dates specified on Exhibit B-4 of this Agreement (each a “Scheduled Repayment Date”) by the amount set out opposite each Scheduled Repayment Date (each a “Scheduled Repayment Amount”) and in accordance with the Term Loan Amortization Schedule. If any payment on the Subordinated Promissory Note is due on a day which is not a Business Day, such payment shall be due on the next succeeding Business Day, and such extension of time shall be taken into account in calculating the amount of interest payable under the Subordinated Promissory Note. All unpaid principal and accrued and unpaid interest with respect to the Term Loan is due and payable in full on the Maturity Date. The Term Loan may only be prepaid in accordance with Sections 2.2(c) and 2.2(d). Once repaid, no portion of the Term Loan may be reborrowed.

(c)  Mandatory Prepayments. If an event described in Section 7.2 hereof occurs, or the Term Loan is accelerated following the occurrence of an Event of Default, Borrower shall immediately pay to Lenders, payable to each Lender in accordance with its respective Pro Rata Share, an amount equal to the sum of: (i) all outstanding principal of the Term Loans plus accrued and unpaid interest thereon accrued through the prepayment date, (ii) the Prepayment Fee (as defined in Section 2.2(d) below), plus (iii) all other Obligations that are due and payable, including, without limitation, interest at the Default Rate with respect to any past due amounts.

(d)  Permissive Prepayments and Make-Whole Premium. Borrower shall have the right to make a full prepayment or partial prepayment of any or all of the Obligations in accordance with the prepayment amendment in Exhibit E of this Agreement. The foregoing notwithstanding, after 60 days following the funding of the Term Loan, upon the prepayment of any principal amount, Borrower shall be obligated to pay a make-whole premium payment on account of such principal so paid, which shall be equal to the aggregate and actual amount of interest (at the contract rate of interest) that would be paid through the Maturity Date (“Prepayment Fee”).

2.3	Payment of Interest on the Term Loans.

(a)  Interest Rate. Borrower agrees to pay in full the interest as set forth in the Supplement found in Exhibit B-5 of this Agreement. Interest shall accrue on the Term Loan commencing on, and including, the funding date of such Term Loan, and shall accrue on the principal amount outstanding under the Term Loan through and including the day on which the Term Loan is paid in full.

(b)  Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall accrue interest at a fixed per annum rate equal to the rate that is otherwise applicable thereto plus five percentage points (5.00%) (the “Default Rate”). Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Agent.

(c)  360 Day Year. Interest shall be computed on the basis of a three hundred sixty (360) day year and the actual number of days elapsed.

(d)  Debit of Accounts; Payments. All payments on the Subordinated Promissory Note shall be made via automated clearing house transfers of immediately available funds to be initiated by Lender in accordance with the authorization and direction of Borrower to Lead Lender provided in Exhibit B-6 of this Agreement.

(e)  Usury Savings Clause. This Agreement and the other Loan Documents are subject to the express condition that at no time shall Borrower be required to pay interest on the principal balance of the Term Loan at a rate which could subject Lenders to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to the Agent or Lenders for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full.

2.4	Fees. Borrower shall pay to Agent and/or Lenders:

(a)  Administrative Agent Fee. The Administrative Agent Fee of FORTY- EIGHT THOUSAND DOLLARS ($48,000.00), which shall be paid at closing out of proceeds of the Term Loan for the account of Agent.

2.5  Subordinated Promissory Notes. The Term Loan shall be evidenced by a Subordinated Promissory Note in the form attached as Exhibit D hereto (“Subordinated Promissory Note”) and shall be repayable as set forth in this Agreement.

3.	CONDITIONS OF LOANS

3.1 Conditions Precedent to Term Loan. Each Lender’s obligation to make the Term Loan is subject to the condition precedent that each Lender shall consent to or shall have received, in form and substance satisfactory to each Lender, such documents, and completion of such other matters, as each Lender may reasonably deem necessary or appropriate.

4.	CREATION OF SECURITY INTEREST

4.1  Grant of Security Interest. Effective only upon the occurrence and continuance of an Event of Default Borrower hereby grants Agent, for the ratable benefit of the Lenders, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Agent, for the ratable benefit of the Lenders, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. If Borrower shall acquire a commercial tort claim (as defined in the Code), Borrower shall grant to Agent, for the ratable benefit of the Lenders, a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Agent. If this Agreement is terminated, Agent’s Lien, if any, in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) and at such time as the Lenders’ obligation to extend the Term Loan has terminated, Agent shall, at the sole cost and expense of Borrower, release its Liens in the Collateral and all rights therein shall revert to Borrower.

4.2  Authorization to File Financing Statements. Borrower hereby authorizes Agent to file such financing statements and/or take any other action required to perfect Agent’s security interests in the Collateral, without notice to Borrower, with all appropriate jurisdictions to perfect Agent’s interest or rights in the Collateral and under the Loan Documents; provided, however, Agent shall be permitted to file a financing statement and/or take such other actions only upon the occurrence and continuance of an Event of Default.

4.3	Guaranty. (Intentionally omitted).

5.	REPRESENTATIONS AND WARRANTIES

Each Borrower, jointly and severally, represents and warrants to Agent and the Lenders as follows:

5.1  Due Organization, Authorization: Power and Authority. Each Borrower and each of its respective Subsidiaries is duly formed, validly existing and in good standing as under the laws of its jurisdiction of organization or formation and each Borrower and each of its respective Subsidiaries is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its businesses or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to result in a Material Adverse Change.

5.2	[INTENTIONALLY OMMITED]

5.3  Litigation. Except as disclosed in writing to the Lenders , there are no actions, suits, investigations, or proceedings pending or, to the knowledge of any of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving more than Five Hundred Thousand Dollars ($500,000.00).

5.4  No Material Adverse Change; Financial Statements. All consolidated financial statements for Parent and its Subsidiaries delivered to Agent fairly present, in conformity with GAAP, in all material respects the consolidated financial condition of Parent and its Subsidiaries, and the consolidated results of operations of Parent and its Subsidiaries. Since the date of the most recent financial statements submitted to any Lender, there has not been a Material Adverse Change.

5.5	Solvency. Borrower and each of its Subsidiaries, when taken as a whole, is Solvent.

5.6  Regulatory Compliance. Neither Borrower nor any of its Subsidiaries has violated any laws, ordinances or rules, the violation of which could reasonably be expected to result in a Material Adverse Change. Borrower and each of its Subsidiaries has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary to continue their respective businesses as currently conducted, except where the failure to do so would not reasonably be expected to result in a Material Adverse Change.

5.7  Investments. Neither Borrower nor any of its Subsidiaries owns any stock, shares, partnership interests or other equity securities except for Permitted Investments.

5.8  Tax Returns and Payments; Pension Contributions. Each Borrower and each of its respective Subsidiaries has timely filed all required material tax returns and reports, and, except as disclosed to Lenders, each Borrower and each of its respective Subsidiaries, has timely paid all material foreign, federal, state, and local taxes, assessments, deposits and contributions owed by such Borrower and such Subsidiaries, in all jurisdictions in which such Borrower or any such Subsidiary is subject to taxes, including the United States, unless such taxes are being contested in good faith.

5.9 Use of Proceeds. Borrower shall use the proceeds of the Term Loan to pay off existing balance of $ 648,000.00 for MID: 431569 funded by Agile Capital Funding, LLC, on October 07, 2024, and to fund its general business requirements in accordance with the provisions of this Agreement, and not for personal, family, household or agricultural purposes.

5.10  Full Disclosure. No written representation, warranty or other statement of any Borrower or any of its Subsidiaries in any certificate or written statement given to Agent or any Lender, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Agent or any Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized that projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.11	Guarantee. (Intentionally omitted)

6.	AFFIRMATIVE COVENANTS

Borrower shall, and shall cause each of its Subsidiaries to, do all of the following:

6.1  Government Compliance. Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of organization and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Change.

6.2	Financial Statements, Reports, Certificates, Notices.

(a)  Unless the information is public and Borrower has provided direction to Lenders and Agent in writing (e-mail to suffice), as to where to access it, Borrower shall deliver to Agent and each Lender: (i) as soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated and consolidating balance sheet, income statement and cash flow statement covering the consolidated operations of Parent and its Subsidiaries for such month certified by a Responsible Officer and in a form reasonably acceptable to Agent; (ii) prompt notice of any material amendments of or other changes to the capitalization table of Borrower (other than Parent) and to the Operating Documents of Borrower or any of its Subsidiaries, together with any copies reflecting such amendments or changes with respect thereto; (iii) as soon as available, but no later than thirty (30) days after the last day of each month, copies of the month end account statements for each Collateral Account maintained by Borrower or its Subsidiaries, which statements may be provided to Agent and each Lender by Borrower or directly from the applicable institution(s); (iv) prompt notice of any event that could reasonably be expected to result in a Material Adverse Change; (v) written notice at least (10) days’ prior to Borrower’s creation of a new Subsidiary in accordance with the terms of Section 6.10; (vi) written notice at least (30) days’ prior to Borrower’s (A) changing its jurisdiction of organization, (B) changing its organizational structure or type, (C) changing its legal name, or (D) changing any organizational number (if any) assigned by its jurisdiction of organization; (vii) upon Borrower becoming aware of the existence of any Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, prompt (and in any event within three (3) Business Days) written notice of such occurrence, which such notice shall include a reasonably detailed description of such Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default; (viii) notice of any commercial tort claim of Borrower or any Guarantor and of the general details thereof; (ix) other information as reasonably requested by Agent or any Lender. (x) written notice of any litigation or governmental proceedings pending or threatened (in writing) against Borrower or any of its Subsidiaries, which could reasonably be expected to result in damages or costs to Borrower or any of its Subsidiaries of more than Five Hundred Thousand Dollars ($500,000.00); and (xi) written notice of all returns, recoveries, disputes and claims regarding Inventory that involve more than Five Hundred Thousand Dollars ($500,000.00) individually or in the aggregate in any calendar year.

(b)  Keep proper, complete and true books of record and account in accordance with GAAP in all material respects. Borrower shall, and shall cause each of its Subsidiaries to, allow, at the sole cost of Borrower, Agent or any Lender, during regular business hours upon reasonable prior notice (provided that no notice shall be required when an Event of Default has occurred and is continuing), to visit and inspect any of its properties, to examine and make abstracts or copies from any of its books and records, and to conduct a collateral audit and analysis of its operations and the Collateral. Such audits shall be conducted no more often than twice every year unless an Event of Default has occurred and is continuing.

6.3 Inventory and Returns. Keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower, or any of its Subsidiaries, and their respective account debtors shall follow Borrower’s, or such Subsidiary’s, customary practices as they exist at the Effective Date.

6.4  Taxes. Timely file and require each of its Subsidiaries to timely file, all required material tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all material foreign, federal, state, and local taxes, assessments, deposits and contributions owed by Borrower or its Subsidiaries, except as otherwise permitted pursuant to the terms of Section 5.8 hereof.

6.5  Insurance. Keep Borrower’s and its Subsidiaries’ business and the Collateral insured for risks and in amounts standard for companies in Borrower’s and its Subsidiaries’ industry and location (including customary lender’s loss payable endorsements and naming the Agent as an additional insured). At Agent’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments to Agent. If Borrower or any of its Subsidiaries fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons, Agent and/or any Lender may make (but has no obligation to do so), at

Borrower’s expense, all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Agent or such Lender deems prudent.

6.6  Litigation Cooperation. Commencing on the Effective Date and continuing through the termination of this Agreement, make available to Agent and the Lenders, without expense to Agent or the Lenders, Borrower and each of Borrower’s officers, employees and agents and Borrower’s books and records, to the extent that Agent or any Lender may reasonably deem them necessary to prosecute or defend any third party suit or proceeding instituted by or against Agent or any Lender with respect to any Collateral or relating to Borrower.

6.7	[INTENTIONALLY OMMITED]

6.8  Further Assurances. Execute any further instruments and take any and all further action as Agent or any Lender reasonably requests to perfect or continue Agent’s Lien in the Collateral (but subject to Section 4.2) or to effect the purposes of this Agreement, including without limitation, permit Agent or any Lender to discuss Borrower’s financial condition with Borrower’s accountants in the presence of a Responsible Officer of the Borrower or the Parent.

7.	NEGATIVE COVENANTS

Borrower shall not, and shall not permit any of its Subsidiaries to, do any of the following without the prior written consent of the Required Lenders:

7.1  Dispositions. Convey, sell, lease, transfer, assign, dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or Property (excluding Intellectual Property) above the value of $500,000 without the prior written consent of the Agent (which consent shall not be unreasonably denied), except for Transfers (a) of (i) Inventory in the ordinary course of business and (ii) Inventory, that, prior to the Effective Date, has been written down or written off, together with related tangible assets; (b) of worn out or obsolete Equipment; (c) in connection with Permitted Liens, Permitted Investments and Permitted Licenses;

(d) from (i) Borrower to another Borrower, (ii) a non-Borrower Subsidiary to a Borrower, and (iii) a non- Borrower Subsidiary to another non-Borrower ; or (e) permitted under Section 7.3 below.

7.2  Changes in Business or Management, Ownership. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses engaged in by Borrower as of the Effective Date or reasonably related thereto; or (b) liquidate or dissolve or permit any of its Subsidiaries to liquidate or dissolve.

7.3  Encumbrance. Create, incur, allow, or suffer any Lien on any of its Property (excluding Intellectual Property), or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein (except for Permitted Liens), or enter into any agreement, document, instrument or other arrangement (except with or in favor of Agent, for the ratable benefit of the Lenders) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower, or any of its Subsidiaries, from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or such

Subsidiary’s Property (excluding Intellectual Property), except in connection with any existing financing or other indebtedness as of the Effective Date, for which a Permitted Lien is granted in such Property (excluding Intellectual Property).

7.4  Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 5.2 hereof.

7.5  Restricted Payments. Following the occurrence and during the continuance of an Event of Default, pay any dividends (other than dividends payable solely in capital stock) or make any distribution or payment in respect of or redeem, retire or purchase any capital stock.

7.6  Transactions with Affiliates. Directly or indirectly enter into any material transaction with any Affiliate of Borrower or any of its Subsidiaries (other than among Borrowers), except for (a) transactions that are in the ordinary course of Borrower’s or such Subsidiary’s business, upon fair and reasonable terms that are no less favorable to Borrower or such Subsidiary than would be obtained in an arm’s length transaction with a non- affiliated Person, and (b) Subordinated Debt or equity investments by Borrower’s investors in Borrower or its Subsidiaries.

7.7	Material Agreements. Waived.

7.8	Financial Covenants. Waived.

8.	EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1  Payment Default. Borrower fails to (a) make any payment of principal or interest on the Term Loan on its due date, or (b) pay any other Obligation within three (3) Business Days after such Obligation is due and payable (which three (3) Business Day grace period shall constitute the cure period and shall apply to any payment when due under this Agreement).

8.2  Covenant Default. Borrower or any of its Subsidiaries fails or neglects to perform any obligation in Sections 6.2 (Financial Statements, Reports, Certificates), 6.4 (Taxes), 6.5 (Insurance), or Borrower violates any provision in Section 7 and such violation is not cured within thirty (30) days after Borrower becomes aware of failure.

8.3	Material Adverse Change. A Material Adverse Change has occurred and is continuing.

8.4	Attachment; Levy; Restraint on Business.

(a)  (i) The service of process seeking to attach, by trustee or similar process, any material funds of Borrower or any of its Material Subsidiaries or of any entity under control of Borrower or its Material Subsidiaries on deposit with any institution at which Borrower or any of its Subsidiaries maintains a Collateral Account, or (ii) a notice of lien, levy, or assessment is filed against Borrower or any of its Material Subsidiaries or their respective assets by any government agency, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, satisfied, discharged or stayed (whether through the posting of a bond or otherwise); and

(b)  (i) any material portion of Borrower’s or any of its Subsidiaries’ assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower or any of its Subsidiaries from conducting any material part of its business;

8.5  Insolvency. (a) Parent is or becomes Insolvent; (b) Parent and its Subsidiaries, taken as a whole, are or become Insolvent; (c) Borrower or any Material Subsidiary begins an Insolvency Proceeding; or (d) an Insolvency Proceeding is begun against Borrower or any Material Subsidiary and is not dismissed or stayed within forty five (45) days (but no Term Loan shall be extended while Parent or any Subsidiary is Insolvent and/or until any Insolvency Proceeding is dismissed);

8.6  Judgments. (a) One or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000.00) (not covered by independent third party insurance) shall be rendered against Borrower or any of its Subsidiaries and shall remain unsatisfied, unvacated, or unstayed for a period of twenty (20) days after the entry thereof or (b) any judgments, orders or decrees rendered against Borrower that could reasonably be expected to result in a Material Adverse Change;

8.8  Misrepresentations. Borrower or any of its Subsidiaries or any Person acting for Borrower or any of its Subsidiaries makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Agent and/or Lenders or to induce Agent and/or the Lenders to enter this Agreement or any Loan Document, and such representation, warranty, or other statement, when taken as a whole, is incorrect in any material respect when made.

8.9  Lien Priority. Subject to Section 4.2, any Lien created hereunder or by any other Loan Document shall at any time fail to constitute a valid and perfected first Lien on any of the Collateral purported to be secured thereby, subject to no prior or equal Lien, other than Permitted Liens or liens arising as a matter of applicable law.

9.	RIGHTS AND REMEDIES

9.1  Rights and Remedies. Upon the occurrence and continuance of an Event of Default hereunder (unless all Events of Default have been cured by Borrower, as applicable, or waived by Lenders in writing), Lenders may, at their option: (i) by written notice to Borrower, declare the entire unpaid principal balance of the Term Loan, together with all accrued interest thereon and any other charges or fees payable hereunder, immediately due and payable regardless of any prior forbearance and (ii) exercise any and all rights and remedies available to it hereunder, under the Subordinated Promissory Note and/or under applicable law, including, without limitation, the right to collect from Borrower all sums due under this Agreement and the Subordinated Promissory Note and repossess any Collateral at Borrower’s expense. Borrower shall pay all reasonable costs and expenses incurred by or on behalf of Lenders or Agent in connection with Lenders’ exercise of any or all of its rights and remedies under this Agreement or the Subordinated Promissory Note, including, without limitation, reasonable attorneys' fees. Borrower waives the right to any stay of execution and the benefit of all exemption laws now or hereafter in effect.

9.2	Power of Attorney. Intentionally Deleted

9.3  No Waiver; Remedies Cumulative. Failure by Agent or any Lender, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Agent or any Lender thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Agent and the Required Lenders and then is only effective for the specific instance and purpose for which it is given. The rights and remedies of Agent and the Lenders under this Agreement and the other Loan Documents are cumulative. Agent and the Lenders have all rights and remedies provided under the Code, any applicable law, by law, or in equity. The exercise by Agent or any Lender of one right or remedy is not an election, and Agent’s or any Lender’s waiver of any Event of Default is not a continuing waiver. Agent’s or any Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.4	Demand Waiver. Intentionally Deleted

10.	NOTICES

All notices, consents, requests, approvals, demands, or other communication (collectively, “Communication”) by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by e-mail; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or email address indicated below. Any of Agent, any

Lender or Borrower may change its mailing address or email address by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:
Energous Corporation Attn: Mallorie Burak, Interim Principal Executive Office & CFO Address: 3590 N. First Street, Suite 210 San Jose, CA 95134 E-Mail Address:
mburak@energous.com

If to Agent: Agile Capital Funding, LLC 244 Madison Ave, Suite 168 New York, NY 10016 E-Mail Address: aaron@agilecapitalfunding.com

11.	CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

11.1  Waiver of Jury Trial. EACH OF BORROWER, AGENT AND LENDERS UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS, ANY OF THE INDEBTEDNESS, ANY DEALINGS AMONG BORROWER, AGENT AND/OR LENDERS RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED AMONG BORROWER, AGENT AND/OR LENDERS. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT. THIS WAIVER IS IRREVOCABLE. THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING. THE WAIVER ALSO SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS TRANSACTION OR ANY RELATED TRANSACTION. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

11.2	Governing Law and Jurisdiction.

(a)  THIS AGREEMENT, THE OTHER LOAN DOCUMENTS (EXCLUDING THOSE LOAN DOCUMENTS THAT BY THEIR OWN TERMS ARE EXPRESSLY GOVERNED BY THE LAWS OF ANOTHER JURISDICTION) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE COMMONWEALTH OF VIRGINIA (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAWS OTHER THAN THE LAWS OF THE COMMONWEALTH OF VIRGINIA), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, REGARDLESS OF THE LOCATION OF THE COLLATERAL, PROVIDED, HOWEVER, THAT IF THE LAWS OF ANY JURISDICTION OTHER THAN VIRGINIA SHALL GOVERN IN REGARD TO THE VALIDITY, PERFECTION OR EFFECT OF PERFECTION OF ANY LIEN OR IN REGARD TO PROCEDURAL MATTERS AFFECTING ENFORCEMENT OF ANY LIENS IN COLLATERAL, SUCH LAWS OF SUCH OTHER JURISDICTIONS SHALL CONTINUE TO APPLY TO THAT EXTENT.

(b)  Submission to Jurisdiction. Any legal action or proceeding with respect to the Loan Documents shall be brought exclusively in the courts of the Commonwealth of Virginia, including, without limitation the Circuit Court of Arlington County in the Commonwealth of Virginia and, by execution and delivery of this Agreement, Borrower hereby accepts for itself and in respect of its Property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

(c)  Service of Process. Borrower irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable requirements of law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of Borrower specified herein (and shall be effective when such mailing shall be effective, as provided therein). Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(d)  Non-exclusive Jurisdiction. Nothing contained in this Section 11.2 shall affect the right of Agent or Lenders to serve process in any other manner permitted by applicable requirements of law or commence legal proceedings or otherwise proceed against Borrower in any other jurisdiction.

12.	GENERAL PROVISIONS

12.1  Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each Party. Borrower may not transfer, pledge or assign this Agreement or any rights or obligations under it without Agent’s prior written consent (which may be granted or withheld in Agent’s discretion, subject to Section 12.5). In the event of such a Lender Transfer, Agent or Lead Lender shall have the right to, at its respective sole and absolute option, (a) notify Borrower of such Lender Transfer, in accordance with Section 10 hereof, and direct Borrower to make payments directly to such other Lender or Lenders, indicating such other Lenders’ Pro Rata share of the Term Loan and the amount of the payment to be made in connection therewith, or (b) continue to collect payments hereunder and under the other Loan Documents and pay such other Lenders their Pro Rata Share of the Term Loan, in accordance with, and on such terms, as are determined by and between the Lenders.

12.2  Indemnification. Borrower, jointly and severally, agrees to indemnify, defend and hold Agent and the Lenders and their respective members, managers, directors, officers, employees, consultants, agents, attorneys, or any other Person affiliated with or representing Agent or the Lenders (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with; related to; following; or arising from, out of or under, Borrower’s conduct arising out of the transactions contemplated by the Loan Documents; and (b) all losses or expenses incurred, or paid by Indemnified Person in connection with; related to; following; or arising from, out of or under Borrower’s conduct arising out of the transactions contemplated by the Loan Documents between Agent, and/or the Lenders and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses caused by such Indemnified Person’s negligence or misconduct.

12.3  Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.4  Correction of Loan Documents. Agent may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties.

12.5  Amendments in Writing; Integration. (a) No amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, and no consent to any departure by Borrower or any of its Subsidiaries therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower, Agent and the Required Lenders provided that:

(i)  no such amendment, waiver or other modification that would have the effect of increasing or reducing a Lender’s Term Loan Commitment or Commitment Percentage shall be effective as to such Lender without such Lender’s written consent;

(ii)  no such amendment, waiver or modification that would affect the rights and duties of Agent shall be effective without Agent’s written consent or signature; and

(iii)  no such amendment, waiver or other modification shall, unless signed by all the Lenders directly affected thereby, (A) reduce the principal of, rate of interest on or any fees with respect to the Term Loan or forgive any principal, interest (other than default interest) or fees (other than late charges) with respect to the Term Loan (B) postpone the date fixed for, or waive, any payment of principal of the Term Loan or of interest on the Term Loan (other than default interest) or any fees provided for hereunder (other than late charges or for any termination of any commitment); (C) change the definition of the term “Required Lenders” or the percentage of Lenders which shall be required for the Lenders to take any action hereunder; (D) release all or substantially all of any material portion of the Collateral, authorize Borrower to sell or otherwise dispose of all or substantially all or any material portion of the Collateral, except, in each case with respect to this clause (D), as otherwise may be expressly permitted under this Agreement or the other Loan Documents (including in connection with any disposition permitted hereunder); (E) amend, waive or otherwise modify this Section 12.5 or the definitions of the terms used in this Section 12.5 insofar as the definitions affect the substance of this Section 12.5; (F) consent to the assignment, delegation or other transfer by Borrower of any of its rights and obligations under any Loan Document or release Borrower of its payment obligations under any Loan Document, except, in each case with respect to this clause (F), pursuant to a merger or consolidation permitted pursuant to this Agreement; (G) amend any of the provisions of Section 9.4 or amend any of the definitions of Pro Rata Share, Term Loan Commitment, Commitment Percentage or that provide for the Lenders to receive their Pro Rata Shares of any fees, payments, setoffs or proceeds of Collateral hereunder; (H) It is hereby understood and agreed that all Lenders shall be deemed directly affected by an amendment, waiver or other modification of the type described in the preceding clauses (C), (D), (E), (F), (G)

and (H) of the immediately preceding sentence.

(b)  Other than as expressly provided for in Section 12.5(a)(i), (ii) or (iii), Agent may, if requested by the Required Lenders, from time to time designate covenants in this Agreement less restrictive by notification to a representative of Borrower.

(c)  This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements with respect to such subject matter. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents, including the First Agreement, merge into this Agreement and the Loan Documents, and any outstanding term loans, amounts and obligations thereunder, including, without limitation, the Initial Term Loan, shall be deemed to be outstanding term loans, amounts and obligations hereunder.

12.6  Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement. Any and all electronic signatures, whether by scan, e-mail, PDF, Docusign or similar means, and any electronic delivery of signature pages hereto, shall be treated as originals.

12.7  Survival. All covenants, representations and warranties made in this Agreement continue in full force and effect until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. The obligation of Borrower in Section 12.2 to indemnify each Lender and Agent, as well as the confidentiality provisions in Section 12.8 below, shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.8  Confidentiality. In handling any confidential information of Borrower, the Lenders and Agent shall exercise the same degree of care that it exercises for their own proprietary information, but disclosure of information may be made: (a) subject to the terms and conditions of this Agreement, to the Lenders’ and Agent’s Subsidiaries or Affiliates; (b) to prospective transferees (other than those identified in (a) above) or purchasers of any interest in the Term Loan (provided, however, the Lenders and Agent shall obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision or to similar confidentiality terms); (c) as required by law, regulation, subpoena, or other order; (d) to Lenders’ or Agent’s regulators or as otherwise required in connection with an examination or audit; (e) as Agent reasonably considers appropriate in exercising remedies under the Loan Documents; and (f) to third party service providers of the Lenders and/or Agent so long as such service providers have executed a confidentiality agreement or have agreed to similar confidentiality terms with the Lenders and Agent with terms no less restrictive than those contained herein. Confidential information does not include information that either: (i) is in the public domain or in the Lenders’ and/or Agent’s possession when disclosed to the Lenders and/or Agent, or becomes part of the public domain after disclosure to the Lenders and/or Agent at no fault of the Lenders or the Agent; or (ii) is disclosed to the Lenders and/or Agent by a third party, if the Lenders and/or Agent does not know that the third party is prohibited from disclosing the information. The agreements provided under this Section 12.8 supersede all prior agreements, understanding, representations, warranties, and negotiations between the parties about the subject matter of this Section 12.8.

12.9	Right of Set Off.

12.10  Borrower Liability. Each Borrower may, acting singly, request credit extensions hereunder. Each Borrower hereby appoints the other as agent for the other for all purposes hereunder, including with respect to requesting credit extensions hereunder. Each Borrower hereunder shall be jointly and severally obligated to repay all credit extensions made hereunder, regardless of which Borrower actually receives said credit extension, as if each Borrower hereunder directly received all credit extensions. Each Borrower waives (a) any suretyship defenses available to it under the Code or any other applicable law, and (b) any right to require Agent or any Lender to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Agent and/or any Lender may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability. Notwithstanding any other provision of this Agreement or other related document, until the Obligations (other than inchoate indemnity obligations) are paid in full, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Agent and the Lenders under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section 12.10 shall be null and void. If any payment is made to a Borrower in contravention of this Section 12.10, such Borrower shall hold such payment in trust for Agent and the Lenders and such payment shall be promptly delivered to Agent for application to the Obligations, whether matured or unmatured.

12.11.  Change of Law. If, due to any change in applicable law or regulations, or the interpretation thereof by any court of law or other governing body having jurisdiction subsequent to the date of this Agreement, the performance of any provision of this Agreement, the loans granted pursuant hereto or any transaction contemplated hereby shall become unlawful, impracticable or impossible, the Lender shall have the right, with the consent of the Borrower not to be unreasonably withheld, conditioned or delayed, to amend the terms hereof in good faith so as to comply with the then current laws, rules and/or regulations in the way that, in its reasonable judgment, best and most closely reflects the terms and conditions negotiated herein and intended hereby.

12.12.  Subordination to Senior Indebtedness. In addition to the subordination and other provisions contained in any subordination or intercreditor agreement, Borrower, Agent and Lenders agree that the payment of all amounts payable hereunder and under the Subordinated Promissory Note are expressly subordinated in right of payment to the payment when due of all obligations under the Senior Indebtedness.

13.	DEFINITIONS

As used in this Agreement, the following terms have the following meanings:

“Accounts” shall mean an “account” (as defined in the Code) of Parent or any other Borrower.

“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners if such Person is a partnership and, for any Person that is a limited liability company, that Person’s managers and members.

“Borrower’s Account” is the Borrower’s deposit account designated on Exhibit B-2.

“Business Day” is any day that is not a Saturday, Sunday or a day on which banks are closed in the Commonwealth of Virginia.

“Code” is the Uniform Commercial Code, as enacted in the Commonwealth of Virginia. “Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Disbursement Instruction Form” is that certain form attached hereto as Exhibit B-2.

“Drawdown” means any principal amount borrowed or to be borrowed (by any means) under the provisions hereof.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Initial Term Loan” is defined in Section 2.2(a) hereof.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions or proceedings seeking reorganization, arrangement, or other relief.

“Insolvent” means not Solvent.

“Intellectual Property” shall mean, all (a) trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, logos, trade dress, domain names, web sites, and all other indicia of origin or quality, and goodwill associated therewith and arising therefrom; (b) patents and patent rights; (c) works of authorship and copyrights therein, and (d) all other intellectual property, and all common law rights in all of the foregoing, and registration and applications for all of the foregoing issued by or filed with the US Patent and Trademark Office, any State of the US, the US Copyright Office, or any foreign equivalent thereof, and all of the foregoing (a)-(d) used in, at, or in connection with and/or necessary for the (i) conduct of any Borrower’s business and/or (ii) use and/or operation of the Collateral, and all Accounts and general intangibles arising from any and all of the foregoing, and all products and proceeds of any and all of the foregoing.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made under the Code, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of any Person’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“Lien” is a mortgage, deed of trust, levy, charge, pledge, security interest, or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement, each Promissory Note, each Disbursement Instruction Form, , any note, or notes or guaranties executed by Borrower, and any other present or future document, certificate, form or agreement entered into by Borrower for the benefit of the Lenders and Agent in connection with this Agreement; all as amended, restated, or otherwise modified or supplemented from time to time.

“Material Adverse Change” is (a) a material adverse change in the business, operations or condition (financial or otherwise) of Parent, or Parent and each Subsidiary, taken as a whole; (b) a material impairment of the prospect of repayment of any portion of the Obligations, or (c) a material adverse effect on the Collateral.

“Maturity Date” is 36 weeks from the Effective Date.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Term Loan.

“Obligations” are all of Borrower’s obligations to pay when due any debts, principal, interest, the Prepayment Fee, the Final Fee, and other amounts Borrower owes the Lenders now or later, in connection with, related to, following, or arising from, out of or under, this Agreement or, the other Loan Documents, or otherwise, and including interest accruing after Insolvency Proceedings begin (whether or not allowed) and debts, liabilities, or obligations of Borrower assigned to the Lenders and/or Agent, and the performance of Borrower’s duties under the Loan Documents.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c)  if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Permitted Investments” are: (a) investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business; (b) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (b) shall not apply to Investments of Borrower in any Subsidiary, and (c) other Investments in the ordinary course of business or otherwise on terms and conditions that would not reasonably be expected to result in a Material Adverse Change.

“Permitted Licenses” are licenses of Borrower’s Intellectual Property in the ordinary course of business or otherwise on terms and conditions that would not be reasonably expected to result in a Material Adverse Change.

“Permitted Liens” are (i) Liens existing on the Effective Date and disclosed in writing or arising under this Agreement and the other Loan Documents; (ii) any Lien that is subordinate to the Lien on the Collateral created by this Agreement; (iii) Liens (A) upon or in any property acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such property or indebtedness provided that the Lien is incurred solely for the purpose of financing the acquisition of such property, or (B) existing on such property at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon; (iv) Liens on assets of Persons which become Subsidiaries of Borrower after the date hereof, provided that such Liens existed at the time the respective Persons became Subsidiaries of Borrower and were not created in anticipation thereof; (v) Liens securing Senior Indebtedness; and (vi) other Liens which arise in the ordinary course of business or which do not materially impair Borrower’s ownership or use of the Collateral or the value thereof.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Pro Rata Share” is, as of any date of determination, with respect to each Lender, a percentage (expressed as a decimal, rounded to the ninth decimal place) determined by dividing the outstanding principal amount of the Term Loan held by such Lender by the aggregate outstanding principal amount of the Term Loan.

“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor and other consultants and agents of or to such Person or any of its Affiliates.

“Required Lenders” means (i) for so long as the Lead Lender has not assigned or transferred any of its interests in the Term Loan, Lenders holding one hundred percent (100%) of the aggregate outstanding principal balance of the Term Loan, or (ii) at any time from and after the Lead Lender has assigned or transferred any interest in its Term Loan, Lenders holding at least fifty one percent (51%) of the aggregate outstanding principal balance of the Term Loan.

“Responsible Officer” is any of the President, Chief Executive Officer, or Chief Financial Officer of Borrower or Parent.

“Second Term Loan” is defined in Section 2.2(a) hereof.

“Senior Indebtedness” is indebtedness secured by a Lien on Borrower’s Property (other than Intellectual Property) in an aggregate principal amount not to exceed $3,000,000 without the consent of the Agent.

“Solvent” is, with respect to any Person: the fair salable value of such Person’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of such Person’s liabilities; such Person is not left with unreasonably small capital after the transactions in this Agreement; and such Person is able to pay its debts (including trade debts) as they mature in the ordinary course (without taking into account any forbearance and extensions related thereto).

“Subordinated Debt” is indebtedness incurred by Borrower or any of its Subsidiaries subordinated to all Indebtedness of Borrower and/or its Subsidiaries to the Lenders (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Agent and the Lenders entered into between Agent, Borrower, and/or any of its Subsidiaries, and the other creditor), on terms acceptable to Agent and the Lenders.

“Subordinated Promissory Note” is defined in Section 2.5.

“Subsidiary” is, with respect to any Person, any Person of which more than fifty percent (50%) of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled, directly or indirectly, by such Person or through one or more intermediaries. Unless otherwise specified, references herein to a Subsidiary means a Subsidiary of Borrower.

“Term Loan” is defined in Section 2.2(a) hereof.

“Term Loan Amortization Schedule” means the amortization schedule set forth in Exhibit B-4 of this Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by one of its officers thereunto duly authorized on the date hereof.

Parties	Name of Signatory and Title	Signature
Borrowers
ENERGOUS CORPORATION	MALLORIE S. BURAK, CFO	/s/ Mallorie S. Burak

LEAD LENDER: Agile Lending, LLC	AGENT: Agile Capital Funding, LLC

/s/ Aaron Greenblott	/s/ Aaron Greenblott
By: Aaron Greenblott	By: Aaron Greenblott
Its: Member	Its: Member